Exhibit 21.1

BORLAND SOFTWARE CORPORATION

SUBSIDIARIES*

Name	Jurisdiction of Incorporation
BORLAND (FRANCE)	France
BORLAND (H.K.) LIMITED	Hong Kong
BORLAND (JAPAN) CO., LTD.	Japan
BORLAND (SINGAPORE) PTE., LTD.	Singapore
BORLAND (UK) LIMITED	United Kingdom
BORLAND AUSTRALIA PTY LTD.	Australia
BORLAND B.V.	The Netherlands
BORLAND CANADA, INC.	Canada
BORLAND GMBH	Germany
BORLAND KOREA LTD.	Korea
BORLAND LATIN AMERICA LTDA.	Brazil
BORLAND NEW ZEALAND LIMITED	New Zealand
BORLAND SOFTWARE (BEIJING) CO., LTD.	China
BORLAND SOFTWARE INDIA PRIVATE LIMITED	India
BORLAND TECHNOLOGY CORPORATION	Delaware
BORLAND TECHNOLOGY CORPORATION	Russia
STARBASE CORPORATION	Delaware

*	Excludes some subsidiaries that do not fall under definition of “Significant Subsidiary” as defined under Rule 1-02(w) of Regulation S-X